UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
 _____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2018 (May 16, 2018)
_________________________

SERITAGE GROWTH PROPERTIES
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37420	38-3976287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Fifth Avenue, Suite 1530 New York, New York	10110
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (212) 355-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2018, Mr. Kenneth T. Lombard accepted an offer of employment to join the executive management team of the Company as Executive Vice President and Chief Operating Officer, and in connection with the acceptance of this offer, has resigned from his position as a Trustee of Seritage (and as a member of the Board of Trustee’s Audit Committee and Compensation Committee), effective as of the same date.  Mr. Lombard began his new role on May 20, 2018. The terms of his employment include (a) an annual base salary of $450,000, (b) eligibility for an annual cash bonus with a target of 75% of base salary and maximum of 100% of base salary, provided threshold company performance goals are achieved; and (c) eligibility to be granted an annual equity award, provided threshold company performance goals are achieved, with a target aggregate value equal to 75% of Mr. Lombard’s annual base salary and a maximum aggregate value equal to 125% of Mr. Lombard’s base salary.

Mr. Lombard will receive a sign-on cash bonus of $300,000, which amount is subject to repayment if Mr. Lombard terminates his employment without Good Reason or is terminated by the Company for Cause (as such terms are defined in Mr. Lombard’s agreement) within the first 12 months of his employment. In addition, Mr. Lombard will receive a sign-on equity award in the aggregate amount of $300,000, subject to the same share conversion mechanics, time-based and performance-based ratio, vesting provisions and performance criteria as applied to the “2018 Incentive Equity” awards granted to other senior members of the Company’s management team, as more fully described in the current report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 7, 2018.

Under the terms of Mr. Lombard’s employment, if his employment is terminated by the Company without Cause or he resigns for Good Reason (collectively an “Involuntary Termination”), Mr. Lombard will be entitled to (1) base salary continuation for 12 months (except that if an Involuntary Termination occurs within the first 12 months of his employment, he will receive the remainder of his annual base salary for the first year of employment and base salary continuation for 12 months thereafter); (2) a prorated annual bonus for the year of termination, based on actual performance for the full year of termination; (3) 12 months of subsidized COBRA coverage; (4) full vesting of his sign-on equity awards; and (5) prorated vesting of any outstanding annual equity awards. Mr. Lombard will also be entitled to certain compensation and benefits if his employment with Seritage is terminated due to death or disability. In the event of a change in control of the Company, equity awards will be treated in accordance with the terms of the applicable award agreements and the Company’s equity plan.

During his employment with the Company and for 12 months thereafter, Mr. Lombard will be subject to non-competition and non-solicitation covenants. Mr. Lombard is also subject to a perpetual confidentiality covenant.

Mr. Lombard, age 63, served as an independent Trustee of the Company since 2015. Until accepting his new role with the Company, Mr. Lombard was president of MacFarlane Partners, where he was responsible for the firm’s real estate investment management business, served on its investment and senior management committees, and assisted with its real estate development business. Prior to joining MacFarlane Partners in 2016, Mr. Lombard served as Vice Chairman, Head of Investments and Partner for Capri Investment Group, LLC, and was a member of Capri’s investment committee. From 2004 to 2008, he served as President of Starbucks Entertainment and helped launch Johnson Development Corporation in 1992, where he spent 12 years as the President and Partner. Mr. Lombard has no family relationships with any director or executive officer of Seritage and there are no transactions in which Mr. Lombard has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Thomas M. Steinberg has been appointed to serve as a member of the Board of Trustee’s Audit Committee following Mr. Lombard’s resignation.

A copy of the press release announcing Mr. Lombard’s appointment as the Company’s Executive Vice President and Chief Operating Officer is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated May 21, 2018.

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated May 21, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand
Name: Matthew Fernand
Title: Executive Vice President, General Counsel & Secretary

Date:  May 21, 2018